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                                                                    EXHIBIT 23.4

                     REPORT ON FINANCIAL STATEMENT SCHEDULE
                      AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Software Publishing Corporation

     The audits referred to in our report dated October 24, 1996, included the related financial statement schedule as of September 30, 1996, and for each of the years in the two-year period ended September 30, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP

San Jose, California
November 18, 1996